UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 333-61840-18

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES  CORPORATION
             (Exact name of registrant as specified in its charter)

               11 Madison Ave., New York, NY  10010  212/325-2000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


       FNT Mortgage-Backed Pass-Through Certificates, Series FNT 2001-4
           (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 130

     Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the Credit Suisse First Boston Mortgage Securities Corp. FNT Mortgage-Backed Pass-Through Certificates, Series FNT 2001-4 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 25, 2002              By:  /s/ Thomas M. Britt
                                  --------------------------------------------
                                   Thomas M. Britt
                                   Trust Officer
                                   JPMorgan Chase Bank as Trust Administrator